XO Group Reports Fourth Quarter and Full Year 2012 Financial Results

Conference Call Thursday, March 7, at 8:30 a.m. ET, Dial-In (877) 314-9915 (ID# 15013209)

- 2012 Full Year: Revenue up ~ 4%, led by Local Online up ~15%, Net Profit up ~44%, Compared to 2011 -

NEW YORK, March 6, 2013 /PRNewswire/ -- XO Group Inc. (NYSE: XOXO, www.xogroupinc.com), the premier media and technology company devoted to weddings, pregnancy, and everything in between, today reported financial results for the three and twelve months ended December 31, 2012.

Fourth Quarter Summary Results

Total revenue for the fourth quarter was $32.2 million, up 4.0% compared to the prior year. The results were led by local online advertising revenues and publishing and other revenues, which grew 11.1% and 8.8%, respectively, year over year. Registry commission revenue grew 17.2% in the three months ended December 2012 compared to the prior year period. National online advertising decreased slightly, by 0.4%, while merchandise revenue decreased by 21.1% compared to the fourth quarter last year.

For the quarter ended December 31, 2012, the Company's operating profit was $5.2 million compared to $4.3 million in the prior year quarter. The $900,000 increase in operating profit was primarily due to revenue growth partly offset by higher compensation expense due in part to headcount partially related to Ijie.com in China and increased software technology-related expenses. Net income for the quarter was $3.1 million or $0.13 per diluted share, compared to $2.5 million or $0.09 per diluted share in the prior year quarter.

The Company's balance sheet at December 31, 2012 reflects cash and cash equivalents of $77.4 million, unchanged compared to December 31, 2011. Cash was flat year over year as positive cash flow from operating activities in 2012 was offset by cash used for stock repurchases of approximately $18.9 million, capital expenditures of $3.0 million, and investments in equity interests of $1.5 million.

"Exiting the year, we feel good about our brand positioning with brides and advertisers, but we still have a lot of work to do," said Chief Executive Officer, David Liu. "Our online local advertising and publishing businesses were very strong as advertisers continue to see The Knot as the first choice to reach brides, online and offline. In addition, The Bump brand continues to gain recognition from advertisers looking to reach first-time parents. Entering 2013, we are committed to building innovative products and services which enable our members to find the information and products they need during the 'five years of firsts'."

Recent Developments

  Local advertising growth continued in the fourth quarter with ongoing strength across geographies and products. The Knot had more than 22,100 vendors at the close of the fourth quarter compared to 20,900 during the same period last year. The churn rate increased slightly to 30.2% at the end of December 2012, from 29.1% at the end of the prior year.  The average annual revenue per vendor was approximately $2,400, up 4% year over year (see Supplemental Tables, below).

  In February 2013, the Company launched updated local vendor storefronts. The new storefronts are like mini-websites for our vendors, featuring functionality including unlimited photos, videos, and reviews. In addition, the storefronts include a social media hub that enables vendors and brides to share images on Pinterest, Google+, Foursquare, and more.

  On Valentine's Day 2013, the Company streamed the first-ever live wedding across TheKnot.com, Facebook and other media platforms from Citi Pond at Bryant Park in New York City. The event was the culmination of The Knot Dream Wedding Contest, in which couples submitted videos and stories to compete for the chance to have their wedding produced by The Knot. Our members and site visitors from across the country voted on all elements of the wedding, including decor, hairstyle, entertainment, wedding bands and dresses for the bride and her bridesmaids. Over 30 partners, including Target, Kleinfeld Bridal and Expedia provided products and services for the wedding.  Millions of guests from around the country watched the live stream which was broadcast on TheKnot.com, Facebook, Google+, The Knot YouTube channel, MSN Living, and Huffington Post.

  In January 2013, TheBump.com announced the launch of its first all-inclusive pregnancy planning application for the iPhone, My Pregnancy Calendar by The Bump. The app provides moms-to-be access to the ultimate pregnancy resource with personalized tools to stay organized and on track anytime, anywhere.

  In December 2012, the Company launched a homepage redesign of TheKnot.com.  The update includes a fresh clean design, personalized wedding to-do checklist, new robust search functionality and improved Facebook integration, among other new features.

Fourth Quarter and Full Year 2012 Financial Highlights

"Our 2012 results were mixed. While revenue growth percentages were in the low single digits, we were able to drive strong double digit operating profit and net income growth percentages compared to 2011, highlighting the strength of our business model. Earnings per share improved 75% compared to the prior year due in part to our stock repurchase program completed in June," said Chief Financial Officer, John Mueller.

  For the three months ended December 31, 2012, the Company's revenue was $32.2 million, up 4.0% compared to revenue in the fourth quarter of 2011. Net income for the fourth quarter was $3.1 million, or $0.13 per diluted share, compared to net income of $2.5 million, or $0.09 per diluted share, for the fourth quarter ended December 31, 2011.

  For the twelve months ended December 31, 2012, the Company's revenue was $129.1 million and net income was $8.7 million, or $0.35 per diluted share.  This compares to revenue of $124.3 million and net income of $6.0 million, or $0.20 per diluted share, for the twelve months ended December 31, 2011.  Revenue growth was 3.9% and net income growth was 44.4% for the twelve months ended December 31, 2012 compared to the prior year, while diluted earnings per share increased 75%.

  Local online advertising revenue was $12.9 million for the quarter ended December 31, 2012, growing 11.1% compared to $11.6 million for the fourth quarter of 2011.  Local online advertising revenue was $49.9 million for the twelve months ended December 31, 2012, up 14.9% compared to $43.4 million for the corresponding period in 2011.

  Publishing and other revenues were $8.0 million for the fourth quarter ended December 31, 2012, up 8.8% compared to the same period last year, and $25.1 million for the twelve months ended December 31, 2012, up 12.0% compared to the same period last year. The increase in publishing and other was mainly due to increases in both advertising pages and revenue per ad page.

  National online advertising revenue was $7.0 million for the three months ended December 31, 2012, declining 0.4% from the corresponding period in 2011.  National online advertising revenue was $26.6 million for the twelve months ended December 31, 2012, down 0.2% compared to the corresponding period in 2011.

  Registry commission revenue was $1.2 million in the fourth quarter of 2012, up from $1.0 million in the same period in 2011.    The fourth quarter year-over-year increase was mainly due to the resolution of technical difficulties experienced by a retail partner in the prior year. For the full year 2012, registry revenue was $6.2 million compared to $6.4 million in 2011.

  Merchandise revenue from the sale of wedding and baby supplies was $3.1 million and $21.4 million for the three and twelve months ended December 31, 2012, respectively, as compared to $4.0 million and $25.4 million for the corresponding periods in 2011.  Revenue decreased 21.1% and 16.0% in the three months and twelve months ended December 31, 2012, respectively, as compared to the corresponding periods in 2011. The declines were mainly due to SEO challenges and the impact from increased usage of mobile devices by our users.

  Gross profit for the fourth quarter of 2012 was $26.5 million, up 5.0% year over year, and gross margin was 82.4% for the three months ended December 31, 2012, compared to 81.6% for the corresponding period in 2011.  For the twelve months ended December 31, 2012, gross profit margin was 82.5% compared to 79.8% in the corresponding period in 2011.

  Operating expense was $21.3 million and $92.3 million for the three and twelve months ended December 31, 2012, respectively, compared to $20.9 million and $89.1 million for the corresponding periods in 2011.  The $400,000 and $3.2 million increases in operating expense, respectively, were due to increased compensation expense due in part to additional personnel related to Ijie.com in China and higher software technology expenses.

  In the fourth quarter of 2012, an adjustment was recorded to reduce estimated stock based compensation accrued in the first nine months of the year. As a result, stock based compensation is about $2 million lower in the fourth quarter of 2012 compared to the prior year quarter. For the twelve months ended December 31, 2012, stock based compensation was $6.4 million compared to $5.9 million for the prior year, an increase of about $0.5 million.

  The Company incurred net operating expenses related to Ijie.com of approximately $0.9 million and $4.1 million for the three and twelve months ended December 31, 2012, respectively.

Supplemental Data Tables

Local Online Advertising Metrics

	4Q2012	3Q2012	2Q2012	1Q2012	4Q2011
Profile Count	29,100	29,700	29,700	29,300	28,400
Vendor Count	22,100	22,100	21,800	21,500	20,900
Churn Rate	30.2%	29.8%	29.7%	29.3%	29.1%
Avg. Revenue/Vendor	$2,400	$2,300	$2,300	$2,300	$2,300

Gross Profit/Margin by Business

Three months ended December 31,	2012	2012	2011	2011
($000s)	Gross Profit	Gross Margin	Gross Profit	Gross Margin
Online sponsorship & advertising	$19,491	97.9%	$18,189	97.6%
Registry services	1,175	100.0%	1,003	100.0%
Merchandise	931	29.7%	1,126	28.4%
Publishing & other	4,928	61.8%	4,932	67.3%
Total gross profit	$26,525	82.4%	$25,250	81.6%

Stock Based Compensation

	Three Months ended Dec. 31		Full Year ended Dec. 31
($000s)	2012	2011	2012	2011
Product & content development	$(58)	$679	$2,084	$2,102
Sales & marketing	50	443	2,035	1,810
General & administrative	(38)	737	2,268	2,021
Total stock-based compensation	$(46)	$1,859	$6,387	$5,933

Stock Repurchase Program Summary Since Inception, Through Completion

($000s) Three Months Ended	Total Cost	Common Stock Repurchased (000s shares)	Percentage of Outstanding Common Stock At 12/31/2010
March 31, 2011	$37,670	3,672	10.7%
June 30, 2011	8,744	886	2.6%
September 30, 2011	13,796	1,558	4.5%
December 31, 2011	10,895	1,344	3.9%
March 31, 2012	12,699	1,434	4.2%
June 30, 2012	6,196	675	1.9%
September 30, 2012	-	-	-
December 31, 2012	-	-	-
Total	$90,000	9,569	27.9%

Conference Call and Replay Information

XO Group Inc. will host a conference call with investors at 8:30 a.m. ET on Thursday, March 7, 2013, to discuss its fourth quarter and full-year 2012 financial results. Participants should dial (877) 314-9915 and use Conference ID# 15013209 at least 10 minutes before the call is scheduled to begin. Participants can also access the live broadcast over the Internet on the Investor Relations section of the Company's website, accessible at http://ir.xogroupinc.com. To access the webcast, participants should visit XO Group's website at least 15 minutes prior to the conference call in order to download or install any necessary audio software.

A replay of the webcast will also be archived on the Company's website approximately two hours after the conference call ends. A replay of the call will be available at (855) 859-2056 or (404) 537-3406, conference ID #15013209.

About XO Group Inc.

XO Group Inc. (NYSE: XOXO; http://www.xogroupinc.com) is the premier media and technology company devoted to weddings, pregnancy and everything in between, providing young women with the trusted information, products and advice they need to guide them through the most transformative events of their lives. Our family of premium brands began with the #1 wedding brand, The Knot, and has grown to include WeddingChannel.com, The Nest, The Bump and Ijie.com. XO Group is recognized by the industry for being innovative in all media - from the web to social media and mobile, magazines and books, and video - and our groundbreaking social platforms have ignited passionate communities across the world. XO Group has leveraged its customer loyalty into successful businesses in online sponsorship and advertising, registry services, ecommerce and publishing. The company is publicly listed on the New York Stock Exchange (XOXO) and is headquartered in New York City.

This release may contain projections or other forward-looking statements regarding future events or our future financial performance. These statements are only predictions and reflect our current beliefs and expectations. Actual events or results may differ materially from those contained in the projections or forward-looking statements. It is routine for internal projections and expectations to change as the quarter progresses, and therefore it should be clearly understood that the internal projections and beliefs upon which we base our expectations may change prior to the end of the quarter. Although these expectations may change, we will not necessarily inform you if they do. Our policy is to provide expectations not more than once per quarter, and not to update that information until the next quarter. Some of the factors that could cause actual results to differ materially from the forward-looking statements contained herein include, without limitation, (i) our online wedding-related and other websites may fail to generate sufficient revenue to survive over the long term, (ii) our history of losses, (iii) inability to adjust spending quickly enough to offset any unexpected revenue shortfall, (iv) delays or cancellations in spending by our advertisers and sponsors, (v) the significant fluctuation to which our quarterly revenue and operating results are subject, (vi) the seasonality of the wedding industry, (vii) the dependence of our e-commerce sites on search engine rankings and the limits of our search engine optimization efforts to influence those rankings, (viii) the dependence of the WeddingChannel.com registry services business on third parties, and (ix) other factors detailed in documents we file from time to time with the Securities and Exchange Commission. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contact:
Ivan Marmolejos
Investor Relations Associate
(212) 219-8555 x1004
IR@xogrp.com

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for per share amounts)

	Three Months Ended December 31,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 19,901	$ 18,642
Registry services	1,175	1,003
Merchandise	3,131	3,971
Publishing and other	7,974	7,329
Total net revenue	32,181	30,945

Cost of revenue:
Online sponsorship and advertising	410	453
Merchandise	2,200	2,844
Publishing and other	3,046	2,398
Total cost of revenue	5,656	5,695

Gross profit	26,525	25,250

Operating expenses:
Product and content development	5,996	5,614
Sales and marketing	9,732	9,107
General and administrative	4,482	4,947
Depreciation and amortization	1,134	1,285
Total operating expenses	21,344	20,953

Income from operations	5,181	4,297
Loss in equity interest	(25)	-
Interest and other income (expense), net	40	(313)
Income before income taxes	5,196	3,984
Provision for income taxes	2,074	1,468
Net income	3,122	2,516
Plus: net loss attributable to non-controlling interest	-	30
Net income attributable to XO Group Inc.	$ 3,122	$ 2,546

Net income per share attributable to XO Group Inc. common shareholders:
Basic	$ 0.13	$ 0.10
Diluted	$ 0.13	$ 0.09

Weighted average number of shares used in calculating net earnings per share
Basic	24,311	26,699
Diluted	24,892	27,227

XO GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share and per share amounts)

	Twelve Months Ended December 31,
	2012 (Unaudited)	2011 (Unaudited)
Net revenue:
Online sponsorship and advertising	$ 76,475	$ 70,067
Registry services	6,231	6,398
Merchandise	21,359	25,420
Publishing and other	25,066	22,372
Total net revenue	129,131	124,257

Cost of revenue:
Online sponsorship and advertising	1,741	2,104
Merchandise	12,454	15,661
Publishing and other	8,407	7,321
Total cost of revenue	22,602	25,086

Gross profit	106,529	99,171

Operating expenses:
Product and content development	26,229	24,276
Sales and marketing	40,239	38,738
General and administrative	20,980	20,660
Long-lived asset impairment charges	958	716
Depreciation and amortization	3,874	4,702
Total operating expenses	92,280	89,092

Income from operations	14,249	10,079
Loss in equity interest	(55)	(269)
Interest and other income, net	113	203
Income before income taxes	14,307	10,013
Provision for income taxes	5,658	4,025
Net income	8,649	5,988
Plus: net loss attributable to non-controlling interest	65	52
Net income attributable to XO Group Inc.	$ 8,714	$ 6,040

Net income per share attributable to XO Group Inc. common shareholders:
Basic	$ 0.35	$ 0.21
Diluted	$ 0.35	$ 0.20

Weighted average number of shares used in calculating net earnings per share
Basic	24,649	29,060
Diluted	25,218	29,692

XO GROUP INC. CONSOLIDATED BALANCE SHEETS
(amounts in thousands)

	December 31,	December 31,
	2012	2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 77,407	$ 77,376
Accounts receivable, net	14,960	16,723
Inventories	2,222	3,591
Deferred production and marketing costs	557	1,050
Deferred tax assets, current portion	2,857	3,015
Prepaid expenses	2,311	4,593
Other current assets	141	267
Total current assets	100,455	106,615

Long-term restricted cash	2,599	2,599
Property and equipment, net	13,093	13,535
Intangible assets, net	5,660	6,938
Goodwill	37,750	39,089
Deferred tax assets	20,959	18,694
Investment in equity interests	2,396	-
Other assets	67	58
Total assets	182,979	$ 187,528

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	$ 11,448	$ 11,054
Deferred revenue	14,710	13,745
Total current liabilities	26,158	24,799
Deferred tax liabilities	2,416	2,665
Deferred rent	6,628	5,934
Other liabilities	3,270	3,251
Total liabilities	38,472	36,649

Common stock	259	276
Additional paid-in-capital	164,071	172,935
Accumulated other comprehensive loss	(97)	-
Accumulated deficit	(19,726)	(22,868)
Total stockholders' equity	144,507	150,343
Non-controlling interest in subsidiary	-	536
Total equity	144,507	150,879
Total liabilities and equity	$ 182,979	$ 187,528